UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2013

______________

Cross Country Healthcare, Inc.
 (Exact name of registrant as specified in its charter)
______________

Delaware	0-33169	13-4066229
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On January 9, 2013, Cross Country Healthcare, Inc. (the “Company”) entered into a Loan and Security Agreement, (the “Loan Agreement”), by and among the Company and certain of its domestic subsidiaries, as borrowers, and Bank of America, N.A., as agent.

The Loan Agreement provides for: a three-year senior secured asset-based revolving credit facility in the aggregate principal amount of up to $65.0 million (as described below), which includes a subfacility for swingline loans up to an amount equal to 10% of the aggregate Revolver Commitments, and a $20.0 million subfacility for standby letters of credit.  Swingline loans and letters of credit issued under the Loan Agreement reduce available revolving credit commitments on a dollar-for-dollar basis.  Subject to certain conditions, the Company is permitted, at any time prior to the maturity date for the revolving credit facility, to increase the total revolving credit commitments in an aggregate principal amount of up to $20.0 million, with additional commitments from Lenders or new commitments from financial institutions, subject to certain conditions as described in the Loan Agreement.

Pursuant to the Loan Agreement, the aggregate amount of advances under the Line of Credit (Borrowing Base) cannot exceed the lesser of (a) (i) $65,000,000, or (ii) 85% of eligible billed accounts receivable as defined in the Loan Agreement; plus (b) the lesser of (i) 85% of eligible unbilled accounts receivable and (ii) $12,000,000; minus (c)  reserves as defined by the Loan Agreement, which include one month’s worth of W-2 payroll and fees payable to independent contractors.

The initial proceeds from the revolving credit facility were used to finance the repayment of existing indebtedness of the Company under the Existing Credit Agreement and the payment of fees and expenses.  The revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.  The initial interest rate spreads and fees under the Loan Agreement are based on LIBOR plus 1.5% or Base Rate plus 0.50%. The LIBOR and Base Rate margins are subject to performance pricing adjustments, commencing September 1, 2013, pursuant to a pricing matrix based on the Company’s excess availability under the revolving credit facility, and would increase by 200 basis points if an event of default exists.

The Loan Agreement contains customary representations, warranties, and affirmative covenants. The Loan Agreement also contains customary negative covenants; including covenants with respect to, among other things, (i) indebtedness, (ii) liens, (iii) investments, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) dividend, distributions and other restricted payments, (vii) transactions with affiliates and (viii) restrictive agreements.  In addition, if the Company’s excess availability under the revolving credit facility is less than the greater of (i) 12.5% of the Loan Cap, as defined, and (ii) $6,250,000, the Company is required to meet a minimum fixed charge coverage ratio of 1.0x, as defined in the Loan Agreement.  The Loan Agreement also contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control and the failure to observe covenants or conditions under the credit facility documents.

The Company’s obligations under the Loan Agreement are guaranteed by all material domestic subsidiaries of the Company that are not co-borrowers (Subsidiary Guarantors).   As collateral security for their obligations under the Loan Agreement and guarantees thereof, the Company and the Subsidiary Guarantors have granted to Bank of America, N.A., a security interest in substantially all of their tangible and intangible assets.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full terms and provisions of the Loan Agreement, a copy of which is attached herewith as Exhibit 10.1.

Item 1.02                 Termination of a Material Definitive Agreement.

On January 9, 2013, the Company terminated its commitments under its credit agreement, dated as of July 10, 2012 (the “Existing Credit Agreement”), by and among the Company, as borrower and Wells Fargo National Association, as Administrative Agent, Swingline Lender, Issuing Lender and Lender, Bank of America, as Syndication Agent and Lender, U.S. Bank National Association, as Documentation Agent and Lender, Fifth Third Bank, PNC Bank, National Association, and SunTrust Bank, as Lenders.

Item 2.03                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2013, Elizabeth Gulacsy, the Company’s Principal Accounting Officer and Corporate Controller tendered her resignation from employment with the Company, effective January 25, 2013.  She has accepted an opportunity with another company. There were no disagreements between Mrs. Gulacsy and the Company.

Beginning January 26, 2013, Mr. Emil Hensel, the Company’s Chief Financial Officer, will also serve as the Company’s Principal Accounting Officer and Corporate Controller on an interim basis until such time as the position is filled.

Item 9.01                 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Loan and Security dated as of January 13, 2013, by and among the Company, and Bank of America, N.A.*

* Certain exhibits and schedules to the Credit Agreement have been omitted and the Registrant agrees to furnish to the SEC a copy of any omitted schedules and exhibits upon request.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

Dated: January 11, 2013	By:	/s/ Emil Hensel
Name: Emil Hensel
Title: Chief Financial Officer

3